Exhibit 3.3(i)

[STAMP]

ARTICLES OF INCORPORATION

OF

UNIFI MANUFACTURING, INC.

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

ARTICLE I

The name of the corporation is Unifi Manufacturing, Inc.

ARTICLE II

The purpose for which the corporation is formed is to engage in any lawful activity in which corporations may be organized under the North Carolina Business Corporation Act, Chapter 55 of the General Statutes of the State of North Carolina, including, but not limited to, texturing, preparing, buying, selling, dealing in, trading, importing, exporting, and generally dealing in synthetic and natural yarns of every type and description.

ARTICLE III

The aggregate number of shares of capital stock which the corporation shall have the authority to issue is 100,000 shares, all of which are to consist of one class of common stock at a par value of $.10 each.

ARTICLE IV

The address of the initial registered office of the corporation in the State of North Carolina is Southeastern Bldg. Suite 206, 102 N. Elm Street, Greensboro, Guilford County, North Carolina 27401; and the name of the initial registered agent at such address is Clifford Frazier, Jr.

ARTICLE V

The incorporator is Clifford Frazier, Jr., whose address is Southeastern Bldg. Suite 206, 102 N. Elm Street, Greensboro, North Carolina 27401.

ARTICLE VI

The number of directors constituting the initial Board of Directors shall be one (1) to wit: Clifford Frazier, Jr., whose address is Southeastern Bldg. Suite 206, 102 N. Elm Street, Greensboro, Guilford County, North Carolina, 27401.

ARTICLE VII

The number of Directors may be increased or decreased to any number and their authority to act on certain corporate matters may be limited or enlarged in the manner provided in the By-Laws; provided, however, that the number of Directors will not at any time be fewer than the number of Shareholders, if the number of Shareholders is three or less.

ARTICLE VIII

No person who is serving or who has served as a Director of the corporation shall be personally liable to the corporation or any of its Shareholders for monetary damages for breach of duty as a Director except for liability with respect to (i) acts or omissions that the Director, at the time of such breach, knew or believed were clearly in conflict with the best interest of the corporation; (ii) any transaction from which the Director derives an improper personal benefit; (iii) acts or omission with respect to which the North Carolina Business Corporation Act does not permit the limitation of liability. As used herein, the term “improper personal benefit” does not include a Director’s reasonable compensation or other reasonable incidental benefits for or on account of his services as a Director, Officer, Employee, Independent Contractor, Attorney, or Consultant to the corporation. No amendment or repeal of this article or the adoption of any provisions to these Articles of Incorporation inconsistent with this article shall eliminate or reduce the protection granted herein with respect to any matters that occur prior to such amendment, repeal or adoption.

ARTICLE IX

The provisions of the North Carolina Business Corporation Act, entitled “North Carolina Shareholder Protection Act” and “North Carolina Control Share Acquisitions Act” shall not be applicable to this corporation.

The corporation elects not to have pre-emptive rights and the Shareholders of the corporation are not entitled to cumulate their votes for Directors.

ARTICLE X

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the corporation shall have the power, from time to time, without the consent or vote of the stockholders of the corporation, except to the extent to which such consent or vote is required by By-Laws adopted by the stockholders; to make, alter, amend and rescind the By-Laws of the corporation; to fix the amount to be reserved by the corporation as working capital; to set apart out of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; to create and designate an executive committee which shall consist of two or more directors of the corporation, and to the extent provided for in the By-Laws of the corporation, shall have and may exercise all the powers of the Board of Directors with regard to the management of the business and affairs of the corporation which may lawfully be delegated.

IN WITNESS WHEREOF, I have hereunto set my hand on this the 22nd day of November, 1996.

/s/ Clifford Frazier, Jr.
Clifford Frazier, Jr.
INCORPORATOR